Exhibit 99.1

Investor Contact:

Charlotte McLaughlin

HD Supply Investor Relations

770-852-9100

InvestorRelations@hdsupply.com

Media Contact:

Quiana Pinckney

HD Supply Public Relations

770-852-9057

Quiana.Pinckney@hdsupply.com

HD Supply Holdings, Inc. Announces Fiscal 2017 Full-Year and Fourth-Quarter Results

ATLANTA, GA — March 13, 2018 — HD Supply Holdings, Inc. (NASDAQ: HDS), one of the largest industrial distributors in North America, today reported Net sales of $5.1 billion for the full-year of fiscal 2017 ended January 28, 2018, an increase of $302 million, or 6.3 percent, as compared to the full-year of fiscal 2016.

“I am proud of the team’s performance in 2017. We built momentum throughout the year and ended 2017 in a position of strength,” stated Joe DeAngelo, Chairman and CEO of HD Supply. “Much of our success is driven by our hourly associates who work hard every day providing exceptional service to our customers. I am therefore pleased to announce that we are providing our hourly associates with a bonus of up to $1,000 to share in the benefits of the recently enacted tax reform.”

Gross profit increased $108 million, or 5.6 percent, to $2,033 million for the full-year of fiscal 2017 as compared to $1,925 million for the full-year of fiscal 2016.  Gross profit was 39.7 percent of Net sales for the full-year of fiscal 2017, down approximately 20 basis points from 39.9 percent of Net sales for the full-year of fiscal 2016.

Operating income increased $43 million, or 7.6 percent, to $608 million for the full-year of fiscal 2017 as compared to $565 million for the full-year of fiscal 2016. Operating income as a percentage of Net sales was 11.9% percent for the full-year of fiscal 2017, up approximately 20 basis points from 11.7 percent for the full-year of fiscal 2016.

Net income increased $774 million, to $970 million for the full-year of fiscal 2017 as compared to $196 million for the full-year of fiscal 2016. The increase in Net income was impacted by a $732 million gain, net of $197 million of tax, on the sale of our Waterworks business unit which was completed in August 2017, partially offset by a $72 million non-cash charge as a result of the Tax Cuts and Jobs Act of 2017. Net income per diluted share increased $4.04 to $5.01 for the full-year of fiscal 2017 as compared to $0.97 for the full-year of fiscal 2016.

Adjusted EBITDA increased $51 million, or 7.5 percent, to $731 million for the full-year of fiscal 2017 as compared to $680 million for the full-year of fiscal 2016. Adjusted EBITDA as a percentage of Net sales was 14.3 percent for the full-year of fiscal 2017, up approximately 20 basis points from 14.1 percent for the full-year of fiscal 2016.

Adjusted net income increased $145 million, or 48.0 percent, to $447 million for the full-year of fiscal 2017 as compared to $302 million for the full-year of fiscal 2016.  Adjusted net income per diluted share was $2.31 in the full-year of fiscal 2017, as compared to $1.50 in the full-year of fiscal 2016.

Fourth-Quarter 2017 Results

Net Sales increased $98 million, or 9.0 percent, to $1,183 million for the fourth quarter of fiscal 2017 as compared to $1,085 million for the fourth quarter of fiscal 2016.

Gross profit increased $37 million, or 8.6 percent, to $468 million for the fourth quarter of fiscal 2017 as compared to $431 million for the fourth quarter of fiscal 2016. Gross profit was 39.6 percent of Net sales for the fourth quarter of fiscal 2017, down approximately 10 basis points from 39.7 percent of Net sales for the fourth quarter of fiscal 2016.

Operating income increased $15 million, or 14.7 percent, to $117 million for the fourth quarter of fiscal 2017 as compared to $102 million for the fourth quarter of fiscal 2016. Operating income as a percentage of Net sales was 9.9 percent for the fourth quarter of fiscal 2017, up approximately 50 basis points from 9.4 percent for the fourth quarter of fiscal 2016.

Net loss was $9 million for the fourth quarter of fiscal 2017 as compared to Net income of $52 million for the fourth quarter of fiscal 2016. The 2017 fourth-quarter loss was due to a $72 million non-cash charge for the remeasuring of the company’s U.S. deferred tax assets and liabilities resulting from the Tax Cuts and Jobs Act of 2017. Net loss per diluted share was $0.05 for the fourth quarter of fiscal 2017 as compared to a $0.26 Net income per diluted share for the fourth quarter of fiscal 2016.

Adjusted EBITDA increased $30 million, or 24.6 percent, to $152 million for the fourth quarter of fiscal 2017 as compared to $122 million for the fourth quarter of fiscal 2016. Adjusted EBITDA as a percentage of Net sales was 12.8 percent for the fourth quarter of fiscal 2017, up approximately 160 basis points from 11.2 percent for the fourth quarter of fiscal 2016.

Adjusted net income increased $44 million to $91 million for the fourth quarter of fiscal 2017 as compared to $47 million for the fourth quarter of fiscal 2016.  Adjusted net income per diluted share was $0.49 in the fourth quarter of fiscal 2017, as compared to $0.23 in the fourth quarter of fiscal 2016.

As of January 28, 2018, HD Supply’s combined liquidity of $1,232 million comprised of $558 million in cash and cash equivalents and $674 million of additional available borrowings (excluding $235 million of borrowings on available cash balances) under HD Supply, Inc.’s senior asset-backed lending facility, based on qualifying inventory and receivables.

Business Unit Performance

As a result of the sale of the Waterworks business, the company began sharing resources between its centralized support functions and its business units. As a result, and to provide better comparability to the company’s industry peers, beginning with the full-year of fiscal 2017 results, all Corporate overhead costs are allocated to the business units. Prior periods presented were revised to reflect the allocation of all Corporate overhead costs. Interest expense, interest income, other non-operating income and expenses, and provision for income taxes are not allocated to the company’s business units.  The company does not allocate Corporate assets to its business units. There is no change to the historically reported consolidated financial results.

Facilities Maintenance

Full-Year Results

Net sales increased $85 million, or 3.1 percent, to $2,847 million in the full-year of fiscal 2017, as compared to $2,762 million for the full-year of fiscal 2016.  Adjusted EBITDA increased $17 million, or 3.5 percent, to $499 million for the full-year of fiscal 2017 as compared to $482 million for the full-year of fiscal 2016.  Adjusted EBITDA as a percentage of Net sales was 17.5 percent for the full-year of fiscal 2017 and the full-year of fiscal 2016.

Fourth Quarter Results

Net sales increased $22 million, or 3.5 percent, to $642 million in the fourth quarter of fiscal 2017, as compared to $620 million for the fourth quarter of fiscal 2016.  Adjusted EBITDA increased $14 million, or 15.9 percent, to $102 million for the fourth quarter of fiscal 2017 as compared to $88 million for the fourth quarter of fiscal 2016.  Adjusted EBITDA as a percentage of Net sales was 15.9 percent for the fourth quarter of fiscal 2017, up approximately 170 basis points from 14.2 percent for the fourth quarter of fiscal 2016.

Construction & Industrial

Full-Year Results

Net sales increased $216 million, or 10.5 percent, to $2,279 million in the full-year of fiscal 2017, as compared to $2,063 million for the full-year of fiscal 2016.  Adjusted EBITDA increased $34 million, or 17.2 percent, to $232 million for the full-year of fiscal 2017 as compared to $198 million for the full-year of fiscal 2016.  Adjusted EBITDA as a percentage of Net sales was 10.2 percent for the full-year of fiscal 2017, up approximately 60 basis points from 9.6 percent for the full-year of fiscal 2016.

Fourth Quarter Results

Net sales increased $76 million, or 16.3 percent, to $542 million in the fourth quarter of fiscal 2017, as compared to $466 million for the fourth quarter of fiscal 2016.  Adjusted EBITDA increased $16 million, or 47.1 percent, to $50 million for the fourth quarter of fiscal 2017 as compared to $34 million for the fourth quarter of fiscal 2016.  Adjusted EBITDA as a percentage of Net sales was 9.2 percent for the fourth quarter of fiscal 2017, up approximately 190 basis points from 7.3 percent for the fourth quarter of fiscal 2016.

Fourth-Quarter Monthly Sales Performance

Net sales for November, December and January of fiscal 2017 were $372 million, $390 million and $421 million, respectively.  There were 18 selling days in November, 20 selling days in December and 23 selling days in January.  Average year-over-year daily sales growth for November, December and January was 9.8 percent, 10.9 percent and 6.8 percent, respectively.

Acquisition

On March 5, 2018, the company completed its acquisition of A.H. Harris Construction Supplies, a leading specialty construction distributor serving the Northeast and mid-Atlantic regions expanding Construction & Industrial’s market presence in the northeastern United States. The cash purchase price was $380 million subject to post-closing working capital adjustments.

Preliminary February Sales Results

Preliminary Net sales in February 2018 were approximately $391 million, which represents year-over-year average daily sales growth of approximately 11.7 percent.  Preliminary February year-over-year average daily sales growth by business segment was approximately 7.1 percent for Facilities Maintenance and approximately 17.3 percent for Construction & Industrial.  There were 20 selling days in both February 2018 and February 2017.

Fiscal Year 2018 and First-Quarter 2018 Outlook

For fiscal year 2018, the company estimates end market growth of approximately 2-3 percent. In accordance with our fiscal calendar, fiscal year 2018 is a 53-week year.

For first-quarter 2018, the company anticipates Net sales to be in the range of $1,325 million to $1,375 million, Adjusted EBITDA(1) in the range of $174 million to $184 million, and Adjusted net income per diluted share(1) in the range of $0.60 to $0.66.  The first-quarter 2018 Adjusted net income per diluted share range assumes a fully diluted weighted average share count of 186 million.  At the mid-point of the ranges, our first-quarter 2018 Net sales and Adjusted EBITDA translate into approximately 11 percent growth and 14 percent growth, respectively, versus prior year.  The recently acquired A.H. Harris business is contributing approximately $50 million in sales, $5 million in EBITDA and $0.02 in Adjusted net income per diluted share to our estimated first-quarter 2018 results.

For the full year of fiscal 2018, Net sales are anticipated to be in the range of $5,760 million and $5,910 million, Adjusted EBITDA(1) in the range of $815 million and $855 million and Adjusted net income per diluted share(1) in the range of $2.99 and $3.21.  The full year of fiscal 2018 Adjusted net income per diluted share range assumes a fully diluted weighted average share count of approximately 186 million. The recently acquired A.H. Harris business is contributing approximately $360 million in sales, $40 million in EBITDA and $0.18 in Adjusted net income per diluted share to our estimated full year fiscal 2018 results.

The company will provide further specifics on its end markets, the first-quarter of fiscal 2018 outlook and the full-year of fiscal 2018 outlook during the fourth-quarter of fiscal 2017 earnings conference call and in the earnings call presentation materials.

Fiscal 2017 Fourth-Quarter Conference Call

As previously announced, HD Supply will hold a conference call on Tuesday, March 13th, 2018 at 8:00 a.m. (Eastern Time) to discuss its fourth-quarter and full-year fiscal 2017 results.  The conference call and presentation materials can be accessed via webcast by logging on from the Investor Relations section of the company’s Web site at hdsupply.com. The online replay will remain available for a limited time following the call.

Non-GAAP Financial Measures

HD Supply supplements its reporting of Net income with non-GAAP measurements, including Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share and Net debt. This supplemental information should not be considered in isolation or as a substitute for the GAAP measurements.  Additional information regarding Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share referred to in this press release is included below under “Reconciliation of Non-GAAP Measures.”

About HD Supply

HD Supply (www.hdsupply.com) is one of the largest industrial distributors in North America. The company provides a broad range of products and value-add services to approximately 500,000 customers with leadership positions in maintenance, repair and operations, and specialty construction sectors. Through approximately 275 branches and 44 distribution centers, in the U.S. and Canada, the company’s more than 11,000 associates provide localized, customer-driven services including jobsite delivery, will call or direct-ship options, diversified logistics and innovative solutions that contribute to its customers’ success.

Forward-Looking Statements and Preliminary Results

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are based on management’s beliefs and assumptions and information currently available to management and are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future results, and that actual results may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. A number of important factors could cause actual events to differ materially from those contained in or implied by the forward-looking statements, including those “Risk factors” in our annual report on Form 10-K, for the fiscal year ended January 28, 2018, filed on March 13, 2018 and those described from time to time in our, and HD Supply, Inc.’s, other filings with the U.S. Securities and Exchange Commission, which can be found at the SEC’s website www.sec.gov. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Estimates for Net sales, Adjusted EBITDA and Adjusted net income per diluted share are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with quarter-end adjustments. Any variation between HD Supply’s actual results and the preliminary financial data set forth above may be material.

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

Amounts in millions, except share and per share data, Unaudited

	Three Months Ended		Fiscal Year Ended
	January 28, 2018	January 29, 2017	January 28, 2018	January 29, 2017
Net Sales	$1,183	$1,085	$5,121	$4,819
Cost of sales	715	654	3,088	2,894
Gross Profit	468	431	2,033	1,925
Operating expenses:
Selling, general and administrative	326	315	1,334	1,269
Depreciation and amortization	22	21	85	84
Restructuring	3	(7)	6	7
Total operating expenses	351	329	1,425	1,360
Operating Income	117	102	608	565
Interest expense	32	50	166	269
Interest (income)	(1)	—	(2)	—
Loss on extinguishment & modification of debt	3	5	84	179
Income from Continuing Operations Before Provision for Income Taxes	83	47	360	117
Provision for income taxes	101	21	193	51
Income (loss) from Continuing Operations	(18)	26	167	66
Income from discontinued operations, net of tax	9	26	803	130
Net Income (loss)	$(9)	$52	$970	$196
Other comprehensive income (loss) — foreign currency translation adjustment	(1)	—	(2)	1
Total Comprehensive Income (loss)	$(10)	$52	$968	$197

Weighted Average Common Shares Outstanding (thousands)
Basic	184,831	199,888	192,236	199,385
Diluted	184,831	202,587	193,668	202,000

Basic Earnings Per Share(1):
Income (loss) from Continuing Operations	$(0.10)	$0.13	$0.87	$0.33
Income from Discontinued Operations	$0.05	$0.13	$4.18	$0.65

Net Income (loss)	$(0.05)	$0.26	$5.05	$0.98
Diluted Earnings Per Share(1):
Income (loss) from Continuing Operations	$(0.10)	$0.13	$0.86	$0.33
Income from Discontinued Operations	$0.05	$0.13	$4.15	$0.64

Net Income (loss)	$(0.05)	$0.26	$5.01	$0.97

(1) Due to rounding, amounts may not add to totals

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

Amounts in millions, except per share data, Unaudited

	January 28, 2018	January 29, 2017
ASSETS
Current assets:
Cash and cash equivalents	$558	$75
Receivables, less allowance for doubtful accounts of $12 and $9	612	559
Inventories	674	606
Current assets of discontinued operations	—	575
Other current assets	31	32
Total current assets	1,875	1,847
Property and equipment, net	325	253
Goodwill	1,807	1,807
Intangible assets, net	91	102
Deferred tax asset	205	556
Non-current assets of discontinued operations	—	1,122
Other assets	15	20
Total assets	$4,318	$5,707
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$377	$320
Accrued compensation and benefits	95	98
Current installments of long-term debt	11	14
Current liabilities of discontinued operations	—	259
Other current liabilities	138	152
Total current liabilities	621	843
Long-term debt, excluding current installments	2,090	3,798
Non-current liabilities of discontinued operations	—	20
Other liabilities	141	86
Total liabilities	2,852	4,747
Stockholders’ equity:
Common stock, par value $0.01; 1 billion shares authorized; 185.7 million and 201.4 million shares issued and outstanding at January 28, 2018, and January 29, 2017, respectively	2	2
Paid-in capital	4,029	3,962
Accumulated deficit	(1,966)	(2,969)
Accumulated other comprehensive loss	(17)	(15)
Treasury stock, at cost, 18.2 and 0.6 million shares at January 28, 2018 and January 29, 2017, respectively	(582)	(20)
Total stockholders’ equity	1,466	960
Total liabilities and stockholders’ equity	$4,318	$5,707

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Amounts in millions, Unaudited

	Fiscal Year Ended
	January 28, 2018	January 29, 2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$970	$196
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	97	102
Provision for uncollectibles	9	6
Non-cash interest expense	16	17
Payment of discounts upon extinguishment of debt	(6)	(7)
Loss on extinguishment & modification of debt	84	179
Stock-based compensation expense	26	20
Deferred income taxes	407	129
(Gain) loss on sales of businesses, net	(934)	6
Other	2	(11)
Changes in assets and liabilities, net of the effects of acquisitions & dispositions:
(Increase) decrease in receivables	(173)	(38)
(Increase) decrease in inventories	(127)	(62)
(Increase) decrease in other current assets	6	3
(Increase) decrease in other assets	—	(2)
Increase (decrease) in accounts payable and accrued liabilities	125	(16)
Increase (decrease) in other long-term liabilities	—	(9)
Net cash provided by operating activities	502	513
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(94)	(81)
Proceeds from sales of property and equipment	2	32
Proceeds from sales of businesses, net	2,421	28
Net cash provided by (used in) investing activities	2,329	(21)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock under employee benefit plans	41	33
Purchase of treasury shares	(584)	(34)
Borrowings of long-term debt	113	1,547
Repayments of long-term debt	(1,529)	(2,631)
Borrowings on long-term revolver debt	628	689
Repayments on long-term revolver debt	(995)	(269)
Debt issuance and modification costs	(26)	(19)
Other financing activities	4	(3)
Net cash provided by (used in) financing activities	(2,348)	(687)
Effect of exchange rates on cash and cash equivalents	—	1
Increase (decrease) in cash and cash equivalents	$483	$(194)
Cash and cash equivalents at beginning of period	75	269
Cash and cash equivalents at end of period	$558	$75

HD SUPPLY HOLDINGS, INC.

SEGMENT REPORTING

Amounts in millions, Unaudited

	Facilities Maintenance	Construction & Industrial	Eliminations	Total Continuing Operations
Three Months Ended January 28, 2018
Net sales	$642	$542	$(1)	$1,183
Adjusted EBITDA	102	50	—	152
Depreciation(1) & Software Amortization	10	11	—	21
Other Intangible Amortization	3	—	—	3

Three Months Ended January 29, 2017
Net sales	$620	$466	$(1)	$1,085
Adjusted EBITDA	88	34	—	122
Depreciation(1) & Software Amortization	9	10	—	19
Other Intangible Amortization	3	—	—	3

Fiscal Year Ended January 28, 2018
Net sales	$2,847	$2,279	$(5)	$5,121
Adjusted EBITDA	499	232	—	731
Depreciation(1) & Software Amortization	36	42	—	78
Other Intangible Amortization	9	3	—	12

Fiscal Year Ended January 29, 2017
Net sales	$2,762	$2,063	$(6)	$4,819
Adjusted EBITDA	482	198	—	680
Depreciation(1) & Software Amortization	38	38	—	76
Other Intangible Amortization	9	3	—	12

(1)         Depreciation includes amounts recorded within Cost of sales in the Consolidated Statements of Operations.

Reconciliation of Non-GAAP Measures

Adjusted EBITDA and Adjusted net income are not recognized terms under GAAP and do not purport to be alternatives to Net income as a measure of operating performance. We present Adjusted EBITDA and Adjusted net income because each is a primary measure used by management to evaluate operating performance. In addition, we present Adjusted net income to measure our overall profitability as we believe it is an important measure of our performance. We believe the presentation of Adjusted EBITDA and Adjusted net income enhances investors’ overall understanding of the financial performance of our business.

Adjusted EBITDA is based on “Consolidated EBITDA,” a measure which is defined in our senior credit facilities and used in calculating financial ratios in several material debt covenants. Adjusted EBITDA is defined as Net income (loss) less Income from discontinued operations, net of tax, plus (i) Interest expense and Interest income, net, (ii) Provision (benefit) for income taxes, (iii) depreciation and amortization and further adjusted to exclude loss on extinguishment of debt, non-cash items and certain other adjustments to Consolidated Net Income permitted in calculating Consolidated EBITDA under our senior credit facilities.

Adjusted net income is defined as Net income (loss) less Income from discontinued operations, net of tax, further adjusted for loss on extinguishment of debt, certain non-cash, non-recurring or unusual items, net of tax.

We compensate for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, our presentation of Adjusted EBITDA and Adjusted net income may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA and Adjusted net income have limitations as analytical tools and should not be considered in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•                       Adjusted EBITDA and Adjusted net income do not reflect changes in, or cash requirements for, our working capital needs;

•                       Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;

•                       Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;

•                       Adjusted EBITDA and Adjusted net income do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; and although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Adjusted EBITDA

The following table presents a reconciliation of Net income (loss) and Income (loss) from Continuing Operations, the most directly comparable financial measures under GAAP, to Adjusted EBITDA for the periods presented (amounts in millions):

	Three Months Ended		Fiscal Year Ended
	January 28, 2018	January 29, 2017	January 28, 2018	January 29, 2017
Net income (loss)	$(9)	$52	$970	$196
Less income from discontinued operations, net of tax	9	26	803	130
Income (loss) from continuing operations	(18)	26	167	66
Interest expense, net	31	50	164	269
Provision for income taxes	101	21	193	51
Depreciation and amortization (1)	24	22	90	88
Loss on extinguishment & modification of debt (2)	3	5	84	179
Restructuring charges (3)	3	(7)	6	7
Stock-based compensation	7	5	26	20
Acquisition costs (4)	1	—	1	—
Adjusted EBITDA	$152	$122	$731	$680

(1)         Depreciation and amortization includes amounts recorded within Cost of sales in the Consolidated Statements of Operations.

(2)         Represents the loss on extinguishment of debt including the premium paid to repurchase or call the debt as well as the write-off of unamortized deferred financing costs, original issue discount, and other assets or liabilities associated with such debt.  Also includes the costs of debt modification.

(3)         Represents the costs incurred for strategic alignment of workforce and branch closures or consolidations. These costs include occupancy costs, severance, relocation costs, and other costs incurred to exit a location.

(4)         Represents the costs incurred in the acquisition of A.H. Harris Construction Supplies.

Adjusted Net Income

The following table presents a reconciliation of Net income (loss) and Income (loss) from Continuing Operations, the most directly comparable financial measures under U.S. GAAP, to Adjusted net income for the periods presented (amounts in millions):

	Three Months Ended		Fiscal Year Ended
	January 28, 2018	January 29, 2017	January 28, 2018	January 29, 2017
Net income (loss)	$(9)	$52	$970	$196
Less income from discontinued operations, net of tax	9	26	803	130
Income (loss) from continuing operations	(18)	26	167	66
Plus: Provision (benefit) for income taxes	101	21	193	51
Less: Cash income taxes (1)	(2)	(1)	(16)	(13)
Plus: Amortization of acquisition-related intangible assets (other than software)	3	3	12	12
Plus: Loss on extinguishment & modification of debt (2)	3	5	84	179
Plus: Restructuring charges (3)	3	(7)	6	7
Plus: Acquisition costs (4)	1	—	1	—
Adjusted Net Income	$91	$47	$447	$302

Diluted weighted average common shares outstanding	185,897	202,587	193,668	202,000
Adjusted net income per share — diluted	$0.49	$0.23	$2.31	$1.50

(1)         Cash paid for income taxes in fiscal 2017 excludes $13 million in tax payments related to the sale of the Waterworks business unit.

(2)         Represents the loss on extinguishment of debt including the premium paid to repurchase or call the debt as well as the write-off of unamortized deferred financing costs, original issue discount, and other assets or liabilities associated with such debt. Also includes the costs of debt modifications.

(3)         Represents the costs incurred for strategic alignment of workforce and branch closures or consolidations. These costs include occupancy costs, severance, relocation costs, and other costs incurred to exit a location.

(4)         Represents the costs incurred in the acquisition of A.H. Harris Construction Supplies.

No reconciliation of the forecasted range for Adjusted EBITDA to Net income and Adjusted net income per diluted share to Net income per diluted share for the first quarter of fiscal 2018 and the full year of fiscal 2018 is included in this press release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts. In addition, the company believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Segment Reporting

The following table presents Adjusted EBITDA by reportable segment for fiscal 2017, fiscal 2016, and fiscal 2015, revised to reflect allocated Corporate overhead costs for all periods presented (amounts in millions):

	Q1-17	Q2-17	Q3-17	Q4-17	Fiscal 2017

Facilities Maintenance	$108	$145	$144	$102	$499

Construction and Industrial	49	63	70	50	232

	Q1-16	Q2-16	Q3-16	Q4-16	Fiscal 2016

Facilities Maintenance	$124	$142	$128	$88	$482

Construction and Industrial	43	61	60	34	198

	Q1-15	Q2-15	Q3-15	Q4-15	Fiscal 2015

Facilities Maintenance	$111	$145	$140	$93	$489

Construction and Industrial	33	46	53	29	161